UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 17, 2005
FARO Technologies, Inc.
(Exact name of registrant as specified in its charter)

Florida	0-23081	59-3157093
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
125 Technology Park, Lake Mary, Florida		32746
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(407) 333-9911

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On November 11, 2005, the Compensation Committee of the Board of Directors of FARO Technologies, Inc. (the "Company") approved the acceleration of vesting of all unvested and "out-of-the-money" stock options previously awarded to its employees and other eligible participants under the Company's Stock Plans with exercise prices equal to or greater than the closing price on November 11, 2005 of $19.18 per share. The acceleration of vesting will be effective for stock options outstanding as of November 11, 2005. There were approximately 596,710 shares for which the vesting was accelerated with a weighted average exercise price of $21.65.

The purpose of the acceleration is to enable the Company to avoid recognizing compensation expense associated with these options in future periods in its consolidated statements of operations, upon effectiveness of the application of FASB Statement No. 123R (Share-Based Payment) which the Company will adopt effective January 1, 2006. The pre-tax charge estimated by the Company to be avoided as a result of the acceleration amounts to approximately $6.7 million pre-tax over the course of the original vesting periods. The estimated pre-tax charge avoided is $4.0 million in 2006, $2.4 million in 2007 and $0.3 million in 2008. In addition, we will begin granting a combination of time and performance based options and restricted stock units in 2006, which will be reflected as compensation expense in our results of operations. Therefore, the acceleration of vesting for substantially all previously awarded stock options is part of the transition to our new long-term incentive program.

The Compensation Committee also required that as a condition of the acceleration, each employee agrees to refrain from selling common stock acquired upon the exercise of accelerated options until the date on which the exercise would have been permitted under the option's pre-acceleration vesting terms or, if earlier, the employee’s last day of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARO Technologies, Inc. (Registrant)

Date November 17, 2005	By:	/s/ Barbara Smith
Barbara Smith
CFO